August 9, 2017

Roger J. Lynch

Re:    Employment Offer

Dear Roger:

On behalf of Pandora Media, Inc. (the “Company”), we are pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). This letter agreement sets forth the terms and conditions of your employment with the Company (the “Agreement”), if you accept and commence such employment. Please understand that this offer, if not accepted, will expire on August 13, 2017.

1.    Responsibilities; Duties. You are expected to begin work on a date no earlier than September 11, 2017 and no later than September 18, 2017 (the “Start Date”) contingent on satisfaction of the pre-employment conditions set forth below. You are required to faithfully and conscientiously perform your assigned duties and to diligently observe all your obligations to the Company and to perform such duties as may be expected of a President and Chief Executive Officer of a publicly held company. You agree to devote your full business time and efforts, energy and skill to your employment at the Company, and you agree to apply all your skill and experience to the performance of your duties and advancing the Company’s interests. During your employment with the Company, you may not perform services as an employee, independent contractor, or consultant of any other competitive organization and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, including any of its subsidiaries. Any other outside business relationships you engage in, including holding a position on the board of directors of another public or private company, should be made known to the Company’s General Counsel in writing and approved by the Nominating and Corporate Governance Committee of the Board. The Company acknowledges and agrees that you have made known to the Company’s General Counsel your membership on the board of directors of Video Networks International Ltd. and your role as a senior advisor to Evolution Media Capital and that each such membership or role, as applicable, has been approved by the Board, subject to continued compliance with the Company’s Code of Business Conduct and Ethics. You shall comply with, and be bound by, the Company’s operating policies, procedures, employment policies, and practices from time to time in effect during your employment. You will be appointed as a member of the Board effective as of the Start Date, and the Company shall cause you to be nominated as a member of the Board at each annual meeting of stockholders of the Company at which your Board seat is up for re-election during your employment with the Company.
2.    Compensation. In consideration for rendering services to the Company during the term of your employment and fulfilling your obligations under this Agreement, you will be eligible to receive the benefits set forth in this Agreement.

2100 FRANKLIN ST • STE 700 • OAKLAND, CA 94612 | PANDORA.COM

a.    Base Salary. In this exempt full-time position, you will earn an annualized base salary of $650,000, subject to applicable deductions and tax and other withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy and timing.

b.    Business Expenses. The Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company, pay or reimburse you for any and all necessary, customary and usual expenses incurred by you while traveling for, or on behalf of, the Company, and any and all other reasonable and necessary expenses (including entertainment) incurred by you for or on behalf of the Company in the normal course of business, as determined to be appropriate by the Company. It is your responsibility to review and comply with the Company’s business expense reimbursement policies. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Internal Revenue Code of 1986, as amended, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
c.    Performance Bonus. For each year during the term of your employment, you will be eligible to participate in the Corporate Incentive Plan (CIP) with a target bonus of 100% of your base salary, which, for 2017, will be prorated to your Start Date. The actual bonus amount paid will be determined in the sole and absolute discretion of the Company’s Compensation Committee; provided, however, that with respect to 2017, you will be entitled to receive a minimum bonus of 1/3rd of your target bonus ($216,666) subject to your continued employment through December 31, 2017 with such bonus payable at the same time as the 2017 CIP bonuses are paid to other executive officers. Any bonus for future years will be subject to the terms and conditions of any bonus or incentive compensation plan that the Company adopts at a later time. Except with respect to 2017, nothing hereunder shall be construed or interpreted as a guarantee for you to receive any bonuses or incentive compensation.
d.    Relocation Expenses. The Company will pay you a lump sum amount of $250,000 to cover the costs associated with your relocation to the San Francisco Bay area, with such payment net of applicable withholding taxes and deductions to be made within 30 days following the Start Date. In addition, the Company will provide temporary housing and transportation for you and your family for three months and two relocation trips from Denver, Colorado to the San Francisco Bay area for you and your family but such benefits will not extend beyond December 31, 2017.
3.    Employee Benefits. You will be eligible to participate in any employee benefit plans or programs maintained, or established, by the Company including, but not limited to, paid time off, group health benefits, life insurance, dental plan, 401(k) and other benefits made available generally to employees, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

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You will be entitled to severance and change in control benefits as provided in the Pandora Media Inc. Executive Severance and Change of Control Policy, as amended (“Severance Policy”), as modified herein, which Severance Policy, as modified below, is incorporated herein. You will be an “Eligible Officer” under the Severance Policy and be subject to and benefit from the terms and conditions thereof, except as modified below.  For the avoidance of doubt, in the event of any conflict between this Agreement and the Severance Policy, this Agreement shall control.
a.    Section 2. Amendment Or Termination of the Policy, shall not apply. Your rights and obligations under the Severance Policy and this Agreement may not be modified unless mutually agreed to by you and the Company in writing.
b.    Section 4(a)(ii) shall be replaced with the following: a cash payment equal to such Eligible Officer’s annual target bonus, paid in a lump sum within 10 business days following the effectiveness of the Release; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
c.    Section 5(iii) shall be replaced with the following: accelerated vesting, effective on the effective date of the Release or the date of the consummation of the Change of Control, if later, of all outstanding Equity Awards held by the Eligible Officer as of the Termination Date; provided that any notice of award or grant agreement related to any market stock units, performance-based restricted stock units or other Performance Awards (as defined in the Company’s 2011 Equity Incentive Plan) held by the Eligible Officer as of the Termination Date that includes specific vesting treatment in the case of a Change of Control Termination more favorable to you shall supersede this provision with respect to such Performance Award.
d.    Section 6(iv) “Change of Control Termination” shall be replaced with the following: “Change of Control Termination” means, within 18 months following, or three months before, a Change of Control any termination of the CEO’s employment with the Company (or its successor) (A) by the Company (or its successor for any reason other than Cause or (B) by the Eligible Officer for Good Reason; provided that any such termination within three months before a Change of Control will only constitute a Change of Control Termination if such termination (x) occurred in anticipation of the Change of Control, or (y) was implemented at the request of the acquiror in the Change of Control.
e.    A new Section 8(j) shall be added as follows: Vesting Suspension. Upon any Involuntary Termination prior to a Change of Control, any unvested Equity Awards that would otherwise be forfeited after giving application to the provisions hereof and any applicable award documents shall not terminate until the date on which it is determined whether the Eligible Officer is eligible to receive additional accelerated vesting hereunder; provided that, following the Involuntary Termination, if (i) a Change of Control does not occur within three months following the Termination Date or (ii) a Change of Control occurs within three months following the Termination Date but the termination (x) did not occur in anticipation of the Change of Control, or (y) was not implemented at the request of the acquiror in the Change of Control, then any remaining unvested Equity Awards that did not accelerate as a result of such Involuntary Termination shall terminate upon expiration of the three month period following the Termination Date.

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A copy of the Severance Policy is attached as Attachment A and constitutes a part of this Agreement.
4.    Equity Grant.  Contingent upon the commencement of your employment on the Start Date, the Company will grant you the following equity grants on the Start Date, subject to the terms of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Equity Plan”):
a.    Restricted Stock Units Awards.  You will be granted two time-based equity awards (the “RSU Awards”) in the form of restricted stock units:
(i)    An equity award (the “First RSU Award”) with an intended value of approximately $3,250,000, which will be converted to a number of restricted stock units (“RSUs”) as of the grant date by dividing $3,250,000 by the average closing stock price of the Company’s Common Stock for the 30 calendar day period ending on the last day of the calendar month ending prior to your Start Date, rounded up to the nearest whole RSU.  Fifty percent (50%) of the RSUs subject to the First RSU Award will vest on December 20, 2017 and 12.5% of the RSUs subject to the First RSU Award will vest on each of February 15, 2018, May 15, 2018, August 15, 2018 and November 15, 2018.
(ii)    An equity award (the “Second RSU Award”) with an intended value of approximately $3,250,000, which will be converted to a number of RSUs as of the grant date by dividing $3,250,000 by the average closing stock price of the Company’s Common Stock for the 30 calendar day period ending on the last day of the calendar month ending prior to your Start Date, rounded up to the nearest whole RSU.  Twenty-five percent (25%) of the RSUs subject to the Second RSU Award will vest on the first standard quarterly Company vesting date that is approximately one (1) year after the grant date of the Second RSU Award (August 15, 2018) and 6.25% of the RSUs subject to the Second RSU Award will vest quarterly on the Company’s standard quarterly vesting dates (November 15, February 15, May 15 and August 15) over the three year period thereafter.
b.    Stock Option (the “Option”). You will be granted an option to purchase a number of shares of Company Common Stock to be determined by dividing $5,250,000 by the Black-Scholes value per share of an option to purchase Company Common Stock (calculated as of the date of grant using the method and inputs consistent with those used by the Company for financial statement purposes). The Option will have an exercise price per share equal to the closing price per share of the Company’s Common Stock on the date of grant (as reported by the NYSE).  The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date.
c.    Vesting and Other Conditions. Vesting of both the RSU Awards and the Option will, of course, depend on your continued employment with the Company on the applicable vesting dates, except as otherwise provided in the Severance Policy. The awards will be subject to the terms of the Equity Plan and the Restricted Stock Unit Agreements and Stock Option Agreement

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between you and the Company, which Restricted Stock Unit Agreements and Stock Option Agreement are substantially in the forms attached hereto as Attachments B, C and D, respectively, and may not be amended without your consent. You understand that issuing the RSU Awards and the Option described in this Agreement is expressly contingent on receipt of fully executed Restricted Stock Unit Agreements and Stock Option Agreement substantially in the form of applicable Attachments B, C, and D, execution copies of which will be separately provided to you promptly following grant by the Company and which must be signed by you to be effective.
d.    Post-Termination Exercise Period. The Option and any other stock options granted to you by the Company will include a 12-month post-termination exercise period (but in no event beyond the maximum expiration date of the option) in the event your continued service with the Company terminates for any reason.
5.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability, except to the extent required by law with respect to final payment of accrued wages, or as expressly provided herein with respect to potential severance opportunities. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. The Company also reserves the right to modify or amend the terms of its benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified upon an express written approval of the Board.
6.    Acknowledgement of Satisfaction of All Pre-employment Conditions.
a.    Confidentiality Agreement. The Company acknowledges that simultaneously with the signing of this Agreement, you have executed the Company’s Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is enclosed as Attachment E (the “Confidentiality Agreement”), the terms of which may not be amended without your consent.
b.    Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three days following your Start Date, or our employment relationship with you may be terminated and this Agreement will be void.
c.    Verification of Information. By accepting this conditional offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company or its agents.
7.    No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that performance of your duties to the Company and the terms of this Agreement and the Confidentiality Agreement will not breach any other agreement (written or oral) to which you are a party (including without limitation, current or past employers) and that you have not, and will not during the term of your employment with the Company, enter into any oral or written

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agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement, the Confidentiality Agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that you are bound by any such obligations, you must inform the Company’s General Counsel immediately prior to accepting this Agreement.
8.    General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, applicants, consultants, or related third parties on the basis of sex, gender, gender identity, gender expression, sex stereotype, transgender, race, color, religion or religious creed, age, national origin or ancestry, marital status, military or protected veteran status, immigration status, mental or physical disability or medical condition, genetic information, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources. You will also be required to review, understand, and comply with all other generally applicable employment policies that the Company may adopt from time to time.
9.    Termination Obligations.
a.You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment with the Company, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment, or sooner if so requested by the Company.
b.Upon termination of your employment with the Company for any reason, you will resign in writing (or be deemed to have resigned) from all other offices and directorships then held with the Company or any affiliate of the Company, unless otherwise agreed with the Company.
c.Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of duties, responsibilities, and knowledge to such persons as the Company shall designate. You shall also cooperate in the defense of any action brought by any third party against the Company. If necessary, the Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate as to be mutually determined between you and the Company.
d.Following the termination of your employment with the Company for any reason, you agree that you will not at any time make any statements or comments (written or oral) to any third

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party or take any action disparaging the integrity or reputation of the Company or any of its subsidiaries, employees, officers, directors, stockholders or affiliates, subject to the provisions of Section 10(c) below.
10.    Miscellaneous Terms.

a.    Indemnification/Insurance. You will be eligible for indemnification in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (as each may be amended). You will be provided with the Company’s form indemnification agreement, consistent with what has been entered into by other executive officers and directors of the Company. During the term of your employment, the Company shall obtain and maintain directors’ and officers’ liability insurance for the benefit of the officers and directors of the Company.

b.    Entire Agreement. This Agreement, together with its attachments, set forth the entire terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

c.    Permitted Disclosures and Actions. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement prohibits or restricts you or the Company from (i) initiating communications directly with, cooperating with, providing relevant information to, or otherwise assisting in an investigation by (A) the Securities and Exchange Commission (the “SEC”), or any other governmental, regulatory, or legislative body) regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation. Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

d.    Recoupment Policy. All incentive compensation provided by the Company and its affiliates pursuant to this Agreement or otherwise will be subject to any applicable recoupment or clawback policy that is adopted by the Board from time to time, subject to applicable law.

e.    Withholding. All payments hereunder will be subject to withholding of applicable federal, state and local income and employment taxes and other deductions.

f.    Governing Law. This Agreement will be governed by the laws of California, without regard to its conflict of laws provisions.

g.    Amendment. This Agreement may not be modified or amended except by an express written approval of the Board.

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h.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

i.    Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, any provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph or clause of this Agreement shall be held to be indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

j.    Waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

k.    Attorneys’ Fees. The Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this letter and any related documents or matters, not to exceed twenty-five thousand dollars ($25,000).

[Signature Page Follows]

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, prior to the expiration date specified in the opening paragraph of this Agreement.

Very truly yours,

PANDORA MEDIA, INC.

By:/s/ Steve Bene
Name: Steve Bene
Title: General Counsel

ACCEPTED AND AGREED:

I have read this offer and agree to accept employment with Company under the terms set forth in this Agreement.

Roger J. Lynch

/s/ Roger J. Lynch
Signature

8/9/17
Date

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